EXHIBIT 99.1

duostech

Duos Technologies Announces Exercise of Over-Allotment Option

Jacksonville, FL / Accesswire / February 21, 2020 -

Duos Technologies Group, Inc. (NASDAQ:DUOT) ("Duos" or the "Company"), a provider of intelligent analytical technology solutions, today announced that, in connection with its previously announced underwritten public offering of its shares of common stock, the underwriters have partially exercised and closed on their over-allotment option and purchased an additional 192,188 shares of common stock from the Company at a price of $6.00 per share. The Company received approximately $1.06 million in additional net proceeds from the sale of these shares, after deducting the underwriting discount.

The Company intends to use the net proceeds from the offering for research and development activities, sales and marketing, and for general working capital purposes.

ThinkEquity, a division of Fordham Financial Management, Inc., acted as sole book-running manager for the offering and The Benchmark Company acted as co-manager for the offering.

The Securities and Exchange Commission declared effective a registration statement on Form S-1 relating to these securities on February 12, 2020. A final prospectus relating to this offering has been filed with the Securities and Exchange Commission. The offering was made only by means of a prospectus. Copies of the final prospectus relating to the offering may be obtained by contacting ThinkEquity, 17 State Street, 22nd Floor, New York, NY 10004, telephone (877) 436-3673, email: prospectus@think-equity.com and is available on the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, through its wholly owned subsidiary, Duos Technologies, Inc., provides advanced, analytical technology solutions with a strong portfolio of intellectual property. The Company's core competencies include intelligent technologies that combine machine learning, artificial intelligence and advanced video analytics that are delivered through its proprietary integrated enterprise command and control centraco® platform. The Company provides its broad range of technology solutions with an emphasis on mission critical security, inspection and operations within the rail transportation, retail, petrochemical, government, and banking sectors. Duos Technologies also offers professional and consulting services for large data centers. For more information, visit www.duostech.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions or the negative of these terms and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Duos Technologies Group, Inc.’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Duos’ Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Duos’ filings with the SEC.

Contacts:
Corporate Tracie Hutchins Duos Technologies Group, Inc. (904) 652-1601 tlh@duostech.com Investor Relations Matt Glover or Tom Colton Gateway Investor Relations (949) 574-3860 DUOT@GatewayIR.com